EXHIBIT 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

January 16, 2019

FOR IMMEDIATE RELEASE

Investor Contact     Dave Parker, (812) 491-4135, d.parker@vectren.com
Media Contact         Natalie Hedde, (812) 491-5105, nhedde@vectren.com

Vectren Declares Dividend

Evansville, Ind. - Vectren Corporation (NYSE: VVC) announced the Board of Directors has declared a dividend of $0.005275 per share of common stock, per day, which reflects the dividend of $0.48 per share as approved by the Board in November 2018, divided by 91 which represents the number of days between November 15, 2018, the last shareholder record date, and the next regular shareholder record date of February 14, 2019. As previously announced, Vectren entered into a definitive merger agreement with CenterPoint Energy, Inc. (CenterPoint), pursuant to which Vectren will become a wholly owned subsidiary of CenterPoint (the Merger).

The dividend is payable at the earlier of March 1, 2019, in accordance with Vectren’s regular dividend schedule, and the effective time of the Merger (Effective Time), to shareholders of record at the earlier of February 14, 2019 and the day immediately prior to the Effective Time.

In the event that the Effective Time occurs before February 14, 2019, the dividend per common share will reflect the actual number of days from the last shareholder record date of November 15, 2018, to the Effective Time multiplied by $0.005275.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.